SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )

      Filed by the registrant

      Filed by a party other than the registrant

      Check the appropriate box:

        Preliminary proxy statement

        Definitive proxy statement

        Definitive additional materials

        Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

CONSECO, INC.

(Name of Registrant as Specified in Its Charter)
Conseco, Inc.

(Name of Person(s) Filing Proxy Statement)

Payment of filing fee (Check the appropriate box):

        No fee required.

        Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

      (1)  Title of each class of securities to which transaction applies:

      (2)  Aggregate number of securities to which transaction applies:

      (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

      (4)  Proposed maximum aggregate value of transaction:

      (5)  Total fee paid:

        Fee paid previously with preliminary materials.

        Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

      (1)  Amount previously paid:

      (2)  Form, Schedule or Registration Statement No.:

      (3)  Filing party:

      (4)  Date filed:

1  Set forth the amount on which the filing fee is calculated and state how it was determined.

PROXY STATEMENT
SECURITIES OWNERSHIP
ELECTION OF DIRECTORS
EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS AND OTHER INFORMATION
Five-Year Performance Graph
15-Year Performance Graph
Summary Compensation Table
BOARD MEETINGS AND COMMITTEES
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
SHAREHOLDER PROPOSALS (PROPOSALS 2-5)
PROPOSAL 2
STATEMENT IN OPPOSITION
PROPOSAL 3
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION
PROPOSAL 4
SUPPORTING STATEMENT
STATEMENT IN OPPOSITION
PROPOSAL 5
STATEMENT IN OPPOSITION
INDEPENDENT ACCOUNTANTS
REPORT OF THE AUDIT COMMITTEE
SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING
ANNUAL REPORT
INCORPORATION BY REFERENCE
OTHER MATTERS
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS CHARTER

Conseco, Inc.

11825 North Pennsylvania Street
Carmel, Indiana 46032

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held June 6, 2001

      NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Shareholders of Conseco, Inc. (the “Company”), will be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana, at 11:00 a.m., local time, on June 6, 2001, for the following purposes:

1.	To elect three directors for terms ending in 2004; and

2.	To consider such other matters, including shareholder proposals, as may properly come before the meeting.

      Holders of record of outstanding shares of the common stock (“Common Stock”) and Series F Common-Linked Convertible Preferred Stock (“Preferred Stock”) of the Company as of the close of business on April 20, 2001, are entitled to notice of and to vote at the meeting. Holders of Common Stock and Preferred Stock will vote together as a single class at the meeting. Holders of Common Stock have one vote for each share held of record, and holders of Preferred Stock have 10 votes for each share held of record.

      Whether or not you plan to be present at the meeting, please complete, sign and return the enclosed form of proxy. No postage is required to return the form of proxy in the enclosed envelope. The proxies of shareholders who attend the meeting in person may be withdrawn, and such shareholders may vote personally at the meeting.

By Order of The Board of Directors

David K. Herzog, Secretary

April 30, 2001

Carmel, Indiana

Conseco, Inc.

11825 North Pennsylvania Street
Carmel, Indiana 46032

PROXY STATEMENT

      This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Conseco, Inc. (“Conseco” or the “Company”) for the Annual Meeting of Shareholders (the “Annual Meeting”) to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana on June 6, 2001, at 11:00 a.m., local time. It is expected that this Proxy Statement will be mailed to the shareholders on or about April 30, 2001. Proxies are being solicited principally by mail. Georgeson Shareholder Communications, Inc. has been engaged to solicit proxies and provide certain investor analysis services for the Company for a fee of $18,000 plus reasonable out-of-pocket expenses. Directors, officers and regular employees of Conseco may also solicit proxies personally by telephone, telegraph or special letter. All expenses relating to the preparation and mailing to the shareholders of the Notice, Proxy Statement and form of proxy are to be paid by Conseco.

      If the enclosed form of proxy is properly executed and returned in time for the meeting, the named proxy holders will vote the shares represented by the proxy in accordance with the instructions marked on the proxy. Proxies returned unmarked will be voted in favor of the nominees for director (Proposal 1) and against each of the shareholder proposals (Proposals 2-5). A shareholder may revoke a proxy at any time before it is exercised by mailing or delivering to Conseco a written notice of revocation or a later-dated proxy, or by attending the meeting and voting in person.

      Only holders of record of shares of Conseco’s common stock (“Common Stock”) and shares of Conseco’s Series F Common-Linked Convertible Preferred Stock (“Preferred Stock” and, together with the Common Stock, the “Conseco Voting Stock”) as of the close of business on April 20, 2001, will be entitled to vote at the meeting. On such record date, Conseco had 341,500,761 shares of Common Stock and 2,716,912 shares of Preferred Stock outstanding and entitled to vote. Holders of Common Stock and Preferred Stock will vote together as a single class at the Annual Meeting. Each share of Common Stock will be entitled to one vote with respect to each matter submitted to a vote at the meeting. Each share of Preferred Stock will be entitled to 10 votes with respect to each matter submitted to a vote at the meeting. The presence in person or by proxy of the holders of Conseco Voting Stock entitled to cast a majority of the votes at the Annual Meeting is necessary to constitute a quorum.

      The election of Directors will be determined by the plurality of the votes cast by the holders of shares present in person or by proxy and entitled to vote. Consequently, the three nominees who receive the greatest number of votes cast will be elected as Directors of the Company. Action on any matter, other than the election of directors, is approved if the votes cast in favor of the action exceed the votes cast against it. Shares present which are properly withheld as to voting, and shares present with respect to which a broker indicates that it does not have authority to vote (“broker non-votes”), will not be counted for any purpose other than determining the presence of a quorum at the Annual Meeting. As a result, abstentions from voting or broker non-votes will have no effect on any matter submitted to the shareholders for a vote at the Annual Meeting.

SECURITIES OWNERSHIP

      The following table sets forth information as of April 20, 2001 regarding ownership of Common Stock (excluding shares held by subsidiaries not entitled to vote) and Preferred Stock by the only persons known to own beneficially more than 5 percent thereof, by the Directors individually, by the executive officers named in the Summary Compensation Table on page 10 individually, and by all Directors and executive officers of Conseco as a group. Where any footnote indicates that shares included in the table are owned by, or jointly with, family members or by an affiliate of such person, the Director or executive officer may be deemed to exercise shared voting and investment power with respect to those shares, unless otherwise indicated. See Executive Compensation, Related Party Transactions and Other Information.

		Shares Owned and
		Nature of Ownership

Title of Class	Name and Address(1)	Number		Percent

	5-Percent Owners:

Preferred Stock	Thomas H. Lee Equity Fund IV, L.P.(2)	2,716,912	(2)	100%
	75 State Street Boston, MA 02109

Common Stock	Thomas H. Lee Equity Fund IV, L.P.	27,169,123	(2)(3)	7.4%
	75 State Street Boston, MA 02109

Common Stock	Taunus Corporation	22,677,083	(4)(5)	7.0%
	31 West 52nd Street New York, NY 10019

Common Stock	Alex. Brown Investment Management	19,237,208	(5)	5.9%
	217 E. Redwood Street, #1400 Baltimore, MD 21202
	Directors and Executive Officers:

Common Stock	Edward M. Berube	0		*

Common Stock	Maxwell E. Bublitz	866,102	(6)	*

Common Stock	Charles B. Chokel	1,000,000		*

Common Stock	Lawrence M. Coss	7,330,123	(7)	2.1%

Common Stock	Bruce A. Crittenden	663,594	(8)	*

Common Stock	Thomas M. Hagerty	24,199,309	(9)	6.6%

Common Stock	David V. Harkins	24,220,176	(10)	6.6%

Common Stock	M. Phil Hathaway	176,255	(11)	*

Common Stock	Stephen C. Hilbert	13,730,099	(12)	4.0%

Common Stock	Thomas J. Kilian	1,146,486	(13)	*

Common Stock	John M. Mutz	50,300	(14)	*

Common Stock	Robert S. Nickoloff	121,498	(15)	*

Common Stock	John J. Sabl	0		*

Common Stock	Gary C. Wendt	3,200,000		*
Common Stock	Directors and executive officers

	as a group (17 persons)	53,603,199	(16)	14.4%

(1)	Address given for 5-percent owners only.

(2)	The shareholder listed, together with certain affiliates and other entities and individuals (including Messrs. Hagerty and Harkins), jointly filed a Schedule 13D on December 22, 1999 relating to the purchase of an aggregate of 2,597,403 shares of Preferred Stock, each share of which is convertible into 10 shares of Common Stock. The amount listed in the table reflects additional shares of Preferred Stock which have been issued in payment of dividends since the date of the Schedule 13D filing.

(3)	Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock.

(4)	According to a Schedule 13G dated February 13, 2001, filed with the SEC, Taunus Corporation had (as of December 31, 2000) sole voting power with respect to 9,546,147 of such shares and sole dispositive power with respect to 22,677,083 of such shares. These share figures include the shares reported below by Alex. Brown Investment Management, a limited partnership 50% owned by Taunus Corporation.

Deutsche Bank Securities Inc., Bankers Trust Company and DB Alex. Brown LLC are indirect wholly-owned subsidiaries of Taunus Corporation holding Common Stock.

(5)	According to a Schedule 13G filed with the SEC on February 16, 2001, Alex. Brown Investment Management had (as of December 31, 2000) sole voting power with respect to 6,111,936 of such shares and sole dispositive power with respect to 19,205,712 of such shares.

(6)	Includes 254,232 shares subject to options which are exercisable currently or within 60 days of April 20, 2001, 51,000 shares held by a limited partnership of which Mr. Bublitz is the general partner, and 10,000 shares subject to a currently exercisable warrant held by him.

(7)	Includes 2,238,659 shares subject to options which are exercisable currently or within 60 days of April 20, 2001, 79,918 shares held by his spouse, 14,663 shares held by his children and 73,320 shares held by Capitol Aviation Services, Inc. Mr. Coss disclaims beneficial ownership of the shares owned by his wife and children.

(8)	Includes 443,260 shares subject to options which are exercisable currently or within 60 days of April 20, 2001 and 1,497 shares held by a minor child.

(9)	The address for Mr. Hagerty is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of the Preferred Stock. Of those shares of Common Stock, 21,333,825 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 730,837 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 2,072,012 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Hagerty disclaims beneficial ownership of such shares except to the extent of his pecuniary interest.

(10)	The address for Mr. Harkins is c/o Thomas H. Lee Company, 75 State Street, Boston, MA 02109. Represents shares of Common Stock that may be acquired upon conversion of Preferred Stock. Of those shares of Common Stock, 8,409 shares are beneficially owned by the 1995 Harkins Gift Trust, 21,333,825 shares are beneficially owned by the Thomas H. Lee Equity Fund IV, L.P., 730,837 shares are beneficially owned by Thomas H. Lee Foreign Fund IV, L.P. and 2,072,012 shares are beneficially owned by Thomas H. Lee Foreign Fund IV-B, L.P. Mr. Harkins disclaims beneficial ownership of all shares except to the extent of his pecuniary interest.

(11)	Includes 16,000 shares owned by Mr. Hathaway’s wife and 59,000 shares subject to options which are exercisable currently or within 60 days of April 20, 2001.

(12)	The address for Mr. Hilbert is c/o P.O. Box 90198, Indianapolis, IN 46290-0198. Includes 2,000,000 shares subject to options which are exercisable currently or within 60 days of April 20, 2001, 3,633,361 shares owned by trusts as to which he has voting and investment power, 354,855 shares owned by a trust as to which Mr. Hilbert’s wife has sole voting and investment power, and 326,000 shares (including 20,000 subject to a currently exercisable warrant) held by a charitable foundation as to which he shares voting and investment power. Mr. Hilbert expressly disclaims beneficial ownership of all shares owned by the trust as to which his wife has sole voting and investment power and the charitable foundation.

(13)	Includes 384,023 shares subject to options which are exercisable currently or within 60 days of April 20, 2001.

(14)	Includes 9,000 shares subject to options which are exercisable currently or within 60 days of April 20, 2001 and 1,300 shares held by Mr. Mutz’s wife. Mr. Mutz expressly disclaims beneficial ownership of the shares held by his wife.

(15)	Includes 56,990 shares subject to options which are exercisable currently.

(16)	Includes information for the current directors and executive officers of Conseco as well as former executive officers who are included in the Summary Compensation Table on page 10 of this Proxy Statement. Includes 24,282,811 shares of Common Stock which may be acquired upon conversion of Preferred Stock and 5,681,611 shares subject to outstanding stock options and warrants which are exercisable currently or within 60 days of April 20, 2001.

   *  Less than 1%.

PROPOSAL 1

ELECTION OF DIRECTORS

      The Board of Directors consists of eight members, divided into three classes. Each of the three Directors to be elected at the Annual Meeting has been nominated to serve a term of three years expiring in 2004.

      Unless authority is specifically withheld, the shares of Conseco Voting Stock represented by the enclosed form of proxy will be voted in favor of all nominees. Should any of the nominees become unable to accept election, the persons named in the proxy will exercise their voting power in favor of such person or persons as the Board of Directors of Conseco may recommend. All of the nominees have consented to being named in this Proxy Statement and to serve if elected. The Board of Directors knows of no reason why any of its nominees would be unable to accept election.

      The Board recommends that you vote FOR the election of each of the nominees for Director.

      The following information regarding each person nominated for election as a Director, and each person whose term will continue after the Annual Meeting, includes such person’s age, positions with Conseco, principal occupation and business experience for the last five years, and tenure as a Director of Conseco:

	Director	Positions with Conseco, Principal	Term
Name and Age	Since	Occupation and Business Experience	Expiring

Nominees for Election as Directors:

Charles B. Chokel, 47	2001	Since March 2001, Executive Vice President and Chief Financial Officer of Conseco. From 1999 to 2000, Co-Chief Executive Officer, and from 1991 to 1998 Chief Financial Officer, of Progressive Corporation.	2004

M. Phil Hathaway, 71(1)(2)	1984	Retired. Formerly treasurer of Cook Group Inc. (medical equipment, property and casualty insurance, and real estate development operations). Also a Certified Public Accountant.	2004

David V. Harkins, 60	1999	From April 28 until June 28, 2000, interim Chairman of the Board and Chief Executive Officer of Conseco. Since 1999, President of Thomas H. Lee Partners and since its founding in 1974 has been affiliated with the Thomas H. Lee Company, currently serving as Senior Managing Director. Also a Director of Metris Companies, Inc., Cott Corp., Fisher Scientific International Inc., Freedom Securities Corporation, Stanley Furniture Company, Inc. and Syratech Corp.	2004

Directors Whose Terms of Office Will Continue after the Meeting:

John M. Mutz, 65(2)	1997	Since 1999, investor and consultant. President of PSI Energy, Inc. (electric utility) from 1994 to 1999. From 1989 to 1993 President of Lilly Endowment Inc. (charitable foundation). From 1980 to 1988, Lieutenant Governor of the State of Indiana.	2002

	Director	Positions with Conseco, Principal	Term
Name and Age	Since	Occupation and Business Experience	Expiring

Robert S. Nickoloff, 72(1)(2)	1998	From 1993 to present, Chairman of KMN, Inc. (medical venture capital). From 1999 to present, General Counsel of Venturi Group LLC (medical venture capital).	2002

Gary C. Wendt, 59	2000	Since June 2000, Chairman of the Board and Chief Executive Officer of Conseco. From 1999 to 2000, associated with Global Opportunity Advisors (a private equity investment fund). From 1986 to 1998, Chairman and Chief Executive Officer of GE Capital Services. From 1984 to 1986, President and Chief Operations Officer of GE Credit Corp.	2002

Lawrence M. Coss, 62	1998	Private investor. Founder, Chief Executive Officer and Director of Green Tree Financial Corporation (now known as Conseco Finance Corp.) from 1975 to 1998.	2003

Thomas M. Hagerty, 38	2000	From July 2000 until March 2001, Senior Vice President and Acting Chief Financial Officer of Conseco. Since 1999, Managing Director of Thomas H. Lee Partners, and, since 1993, Managing Director of Thomas H. Lee Company. Also a Director of Metris Companies, Inc., ARC Holdings, Cott Corp., Freedom Securities Corporation and Syratech Corp.	2003

(1)	Member of Compensation Committee.

(2)	Member of Audit Committee.

EXECUTIVE COMPENSATION, RELATED PARTY TRANSACTIONS
AND OTHER INFORMATION

Report of the Compensation Committee on Executive Compensation

      The Compensation Committee of the Board of Directors is authorized to set the compensation of Conseco’s officers and to act with respect to the compensation, option and other benefit plans of the Company. The Compensation Committee seeks to align the interests of senior executive management with the interests of shareholders by providing for a substantial portion of the compensation paid to such officers to be tied directly to the financial results of the Company and the performance of the Common Stock. The Compensation Committee administers the 1994 Stock and Incentive Plan (the “1994 Plan”), the 1997 Non-Qualified Stock Option Plan (the “1997 Plan”), and other incentive plans. The Compensation Committee is currently composed of two non-employee members of the Board.

     CEO Compensation

      Conseco entered into an employment agreement with Mr. Wendt on June 28, 2000. The agreement has a scheduled five-year term. Pursuant to the agreement Mr. Wendt received a cash payment of $45,000,000 at signing, which amount was partial compensation for benefits he was forfeiting from a prior employer. He is entitled to receive a cash bonus at the end of two years as follows based on the average closing price of the Common Stock for the 20 trading days preceding June 30, 2002: (i) $8 million if the average stock price is less than $10; (ii) $10 million if the average stock price is $10 or more, but less than $15; (iii) $20 million if the average stock price is $15 or more, but less than $20, and (iv) $50 million if the average stock price is $20 or more. For the first two years of his employment agreement Mr. Wendt is entitled to receive no salary. Thereafter, he is entitled to receive an annual salary of $1 million, a bonus of up to $2.8 million per year based on changes in earnings per share, an annual grant of options to purchase 500,000 shares of Common Stock and a restricted stock award (valued on the date of the award) of not less than $1.5 million per year. Mr. Wendt’s agreement also provides for a severance allowance upon termination of employment and certain insurance, retirement and other fringe benefits.

      In connection with his employment agreement, Mr. Wendt received a grant of options to purchase 10,000,000 shares of Conseco Common Stock and an award of 3,200,000 shares of restricted stock which vest if he remains employed through June 30, 2002. These were intended to provide Mr. Wendt with additional incentives to increase the value of the Common Stock and to further align his interests with those of the shareholders.

      Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer from April 28, 2000 until June 28, 2000 without compensation for such service. See Compensation of Directors.

      The severance payment made to Mr. Hilbert during 2000 was based upon the terms of his employment agreement with Conseco.

     Compensation of Other Executive Officers

      The bonuses paid to the other executive officers for 2000 were based on recommendations made by the Company’s Chairman and Chief Executive Officer, Mr. Wendt, under the terms of the Company’s discretionary bonus program. Under that program, the Chairman made recommendations to the Compensation Committee based on subjective criteria regarding the performance of the Company and the executive officer during the preceding year. Due to the Company’s performance during 2000 the bonuses payable to the executive officers were reduced significantly from the prior year. The Compensation Committee determined that the bonuses recommended by Mr. Wendt were appropriate based on the results of the Company’s operations during 2000 and the performance of each executive officer during 2000. The amount paid to Mr. Crittenden was equal to the amount he was entitled to receive for 2000 under the terms of his employment agreement.

      For 2001 and subsequent years, the bonuses paid to executive officers will be determined under the Company’s pay-for-performance program. Each officer will have goals for the year based on a combination of corporate (including in some cases a particular business unit) and individual performance. The officers will have the opportunity to receive a bonus up to twice their targeted amount if all goals are exceeded by a significant margin. On the other hand, an officer may receive no bonus or a reduced bonus if goals are not met.

     Stock Options

      The Compensation Committee views the grant of stock options to be a key long-term incentive reward program for the Company’s officers, including the executive officers. The Committee believes that because options are granted with an exercise price equal to the market value of the Common Stock on the date of grant, they are an effective incentive for officers to create value for the Company’s shareholders and are an excellent means of rewarding executives who are in a position to contribute to the Company’s long-term growth and profitability. Historically, options have been granted annually to the Company’s officers below the executive officer level, based on a formula that relates the value of the options granted to a percentage of the recipient’s annual cash compensation. Options have been granted periodically to the executive officers as a reward for contributing to the achievement of a specific project or transaction, for exceptional performance relative to targeted profit goals, or as an incentive to future growth and profitability.

     Stock Units

      The executive officers and outside Directors of Conseco are eligible to receive annual stock unit awards under the 1994 Plan. The total amount awarded by Conseco in any year, together with all prior stock unit awards under the 1994 Plan and all similar awards under the deferred compensation program since January 1, 1989, may not exceed Conseco’s consolidated total net gains from the sale of investments since January 1, 1989. Conseco’s total award for a year is allocated pro rata among the participants based on their relative salary, fee and bonus compensation for the year. However, the amount awarded to a participant in any year may not exceed the greater of $15,000 or 10 percent of his or her salary and bonus compensation for such year, unless Conseco’s earnings per share (reduced by the earnings per share attributable to gains or losses from the sale of investments) for such year exceed 110 percent of such earnings per share for the preceding year, in which case the amount awarded may not exceed the greater of $30,000 or 20 percent of the participant’s salary, fee and bonus compensation for the year. The awards are converted each year to units representing shares of Common Stock by dividing the amount of the awards by the average market price per share for the Common Stock for the year. Each award becomes vested only if the participant remains employed with Conseco for five years after the award or dies, becomes disabled or attains age 60 while so employed, or upon a change of control of Conseco. See Employment Contracts and Change-In-Control Arrangements for the definition of change of control for this purpose. Due to losses incurred in 2000 from the sale of investments, no amounts were available to be awarded as performance stock units for the year 2000.

COMPENSATION COMMITTEE

M. Phil Hathaway
Robert S. Nickoloff

Five-Year Performance Graph

      The Performance Graph below compares Conseco’s cumulative total shareholder return on its Common Stock for a five-year period (December 31, 1995 to December 31, 2000) with the cumulative total return of (i) the Standard & Poor’s 500 Composite Stock Price Index (the “S&P 500 Index”) and (ii) the Standard & Poor’s Financial Index (the “S&P Financial Index”). The comparison for each of the periods assumes that $100 was invested on December 31, 1995 in each of the Common Stock, the stocks included in the S&P 500 Index and the stocks included in the S&P Financial Index and that all dividends were reinvested. Conseco has been included in the S&P 500 Index since January 15, 1997.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN

AMONG CONSECO, S&P 500 INDEX
AND S&P FINANCIAL INDEX

							Five-Year Average
	1995	1996	1997	1998	1999	2000	Annual Total Return

Conseco, Inc.	$100	$204	$293	$200	$120	$89	-2%

S&P 500 Index	$100	$123	$164	$211	$255	$232	18%

S&P Financial Index	$100	$135	$200	$223	$232	$292	24%

15-Year Performance Graph

      The Performance Graph below compares Conseco’s cumulative total shareholder return since December 31, 1985 (the year in which Conseco completed its initial public offering) to the same indices shown on the five-year graph. As with the five-year graph, this comparison assumes that $100 was invested in Conseco and each index at the start of the period and that all dividends were reinvested.

COMPARISON OF 15-YEAR CUMULATIVE TOTAL RETURN

AMONG CONSECO, S&P 500 INDEX
AND S&P FINANCIAL INDEX

	1985	1986	1987	1988	1989	1990	1991	1992	1993	1994	1995	1996

Conseco, Inc.	$100	$160	$161	$157	$389	$407	$1,796	$2,706	$3,246	$2,547	$3,716	$7,593

S&P 500 Index	$100	$119	$125	$145	$191	$185	$242	$260	$287	$290	$399	$491

S&P Financial Index*	$100	$103	$86	$100	$127	$100	$150	$185	$206	$198	$305	$413

[Additional columns below]

[Continued from above table, first column(s) repeated]

					Fifteen-Year Average
	1997	1998	1999	2000	Annual Total Return

Conseco, Inc.	$10,901	$7,437	$4,453	$3,324	26%

S&P 500 Index	$655	$842	$1,019	$927	16%

S&P Financial Index*	$611	$681	$708	$893	16%

S&P Financial total return estimated for 1986, 1987 and 1988. Official S&P Financial total return data unavailable prior to 12/31/88.

Summary Compensation Table

      The following Summary Compensation Table sets forth the cash compensation and certain other components of the compensation of each person who served as chief executive officer of Conseco during 2000, and the other five most highly compensated executive officers of Conseco in 2000 (collectively, the “Named Officers”).

					Long-Term Compensation

		Annual Compensation			Awards

						Number of
						Securities
					Restricted	Underlying
					Stock	Options/SARs
Name and Principal Position	Year	Salary	Bonus	Other(1)	Awards(2)	(in shares)(3)

Gary C. Wendt(5)(6)	2000	—	—	$25,641	$24,400,000	10,000,000
Chairman of the Board and Chief Executive Officer

David V. Harkins(5)(6)	2000	—	—	—	—	5,000
Interim Chairman of the Board and Chief Executive Officer

Stephen C. Hilbert(5)	2000	$344,872	$3,375,000		—	2,000,000
Chairman of the Board	1999	1,000,000	7,895,391	123,254	$1,192,369	2,047,443
and Chief Executive Officer	1998	1,000,000	13,500,000	130,714	1,275,891	2,571,897

Bruce A. Crittenden(6)	2000	601,200	900,000		—	30,000
Senior Vice President	1999	600,000	1,025,000		133,626	—

Thomas J. Kilian(5)	2000	250,000	900,000		—	30,000
President	1999	250,000	2,000,000		185,023	5,447
	1998	237,148	1,262,852		56,520	352,576

Maxwell E. Bublitz	2000	250,000	900,000		—	30,000
Senior Vice President,	1999	250,000	1,800,000		168,576	5,447
Investments	1998	250,000	1,400,000		28,558	201,785

Edward M. Berube(6)	2000	610,000	500,000		—	230,000
Senior Vice President	1999	343,462	500,000		86,256	217,000

John J. Sabl(5)	2000	1,000,000	750,000		—	30,000
Executive Vice President	1999	1,000,000	1,000,000		164,458	—
and General Counsel	1998	1,000,000	1,000,000		133,380	250,000

[Additional columns below]

[Continued from above table, first column(s) repeated]

All Other
Name and Principal Position	Compensation(4)

Gary C. Wendt(5)(6)	$45,870,278
Chairman of the Board and Chief Executive Officer

David V. Harkins(5)(6)	—
Interim Chairman of the Board and Chief Executive Officer

Stephen C. Hilbert(5)	73,345,415
Chairman of the Board	835,974
and Chief Executive Officer	754,568

Bruce A. Crittenden(6)	7,581
Senior Vice President	1,704,362

Thomas J. Kilian(5)	7,425
President	3,570
3,896

Maxwell E. Bublitz	6,750
Senior Vice President,	3,227
Investments	3,608

Edward M. Berube(6)	552
Senior Vice President	205,750

John J. Sabl(5)	2,205
Executive Vice President	3,570
and General Counsel	3,896

(1)	Includes for Mr. Wendt $17,452 relating to his personal use of Company aircraft. Amounts for Mr. Hilbert in 1999 and 1998 include imputed interest on a $1.9 million interest-free loan made to Mr. Hilbert in 1988 ($106,590 in 1999 and $107,413 in 1998). The Named Officers did not otherwise have other annual compensation for 2000, 1999 or 1998 which is required to be listed under SEC rules concerning executive officer and director compensation disclosure.

(2)	The amount shown in this column for Mr. Wendt represents the value of the award of 3,200,000 shares of restricted Common Stock based on the closing price of the Common Stock on June 28, 2000. The restricted shares become fully vested and nonforfeitable if Mr. Wendt remains employed by Conseco through June 30, 2002, subject to acceleration upon a change of control as defined in his employment agreement. Mr. Wendt is entitled to receive any dividends paid on the Common Stock during the restricted period after the shares have vested. The other amounts in this column represent performance stock unit awards made under the 1994 Plan. No such awards were made for 2000. The amounts shown for 1999 in this column represent the value of units (each unit represents one share of Common Stock) awarded for 1999 under the 1994 Plan based on the market value of the Common Stock at March 31, 2000, the date of award. The amounts shown for 1998 in this column represent the value of stock units awarded for 1998 under the 1994 Plan based on the market value of the Common Stock at March 31, 1999, the date of award. Dividends are paid on the stock units. Units awarded to Mr. Harkins vest immediately pursuant to the terms of the 1994 Plan. The table below shows the aggregate holdings of stock units on December 31, 2000, the aggregate value of such stock units as of December 31, 2000 for each Named Officer who had any stock units on that date and the number of such stock units vested (although in each case the distribution of the Common Stock represented by such units has been deferred at the election of the Named Officer).

	Aggregate
	Units in	Aggregate
	Participant’s	Value at	Vested
	Account	12/31/00	Units

David V. Harkins	1,104	14,009	0

Bruce A. Crittenden	11,964	151,823	0

Thomas J. Kilian	20,265	257,163	0

Maxwell E. Bublitz	19,162	243,166	0

Edward M. Berube	7,723	98,005	0

Mr. Hilbert’s and Mr. Sabl’s unvested stock units were forfeited upon termination of employment. Stock units previously awarded to Messrs. Kilian and Bublitz will vest in the next three years conditioned upon continued employment with Conseco as follows (none of the units awarded to the other Named Officers will vest in the next three years):

	12/31/01	12/31/02	12/31/03

Thomas J. Kilian	0	0	3,571

Maxwell E. Bublitz	0	0	3,929

(3)	No stock appreciation rights have been granted.

(4)	The amount shown for Mr. Wendt includes a $45,000,000 payment made to Mr. Wendt when he commenced employment. Such amount was partial compensation for benefits he was forfeiting from a prior employer. The amount shown for Mr. Hilbert includes $72,500,000 paid upon severance of his employment. In addition, the amounts reported in this column represent amounts paid for the Named Officers for (i) the value of premiums paid for split-dollar life insurance; (ii) individual life insurance premiums; (iii) group life insurance premiums; and (iv) the employer contribution under the ConsecoSave Plan. The table below shows such amounts for each Named Officer who received such compensation. The amounts listed in the first column below represent the estimated value of the portion of insurance premiums paid by Conseco pursuant to split-dollar insurance agreements. Such premiums are expected to be repaid to Conseco (without interest) from the death benefits paid pursuant to the terms of the insurance policies. The estimated value is calculated as if the 2000 premiums were advanced to the executive officers without interest until the time the Company expects to recover the premiums.

	Value of Premiums	Individual	Group Life
	Paid for Split-Dollar	Life Insurance	Insurance	ConsecoSave Plan
	Life Insurance	Premiums	Premiums	Contributions

Gary C. Wendt	$847,426	$22,422	$430	$—

Stephen C. Hilbert	845,231	—	184	—

Bruce A. Crittenden	—	1,785	696	5,100

Thomas J. Kilian	—	1,965	360	5,100

Maxwell E. Bublitz	—	1,290	360	5,100

Edward M. Berube	—	—	552	—

John J. Sabl	—	1,965	240	—

(5)	Mr. Wendt has been Chairman of the Board and Chief Executive Officer since June 28, 2000. Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer from April 28, 2000 until June 28, 2000. Mr. Hilbert resigned on April 28, 2000. Mr. Kilian succeeded Mr. Hilbert as President in February 2000. Mr. Sabl resigned on August 31, 2000.

(6)	No compensation information is reported for years prior to the year in which the Named Officer became an executive officer of the Company.

Employment Contracts and Change-In-Control Arrangements

      Conseco entered into an employment agreement with Mr. Wendt on June 28, 2000. The agreement has a scheduled five-year term. Pursuant to the agreement Mr. Wendt received a cash payment of $45,000,000 at signing and is entitled to receive a cash bonus at the end of two years as follows based on the average closing price of the Common Stock for the 20 trading days preceding June 30, 2002: (i) $8 million if the average stock price is less than $10; (ii) $10 million if the average stock price is $10 or more, but less than $15; (iii) $20 million if the average stock price is $15 or more, but less than $20, and (iv) $50 million if the average stock price is $20 or more. For the first two years of his employment agreement Mr. Wendt is entitled to receive no salary. Thereafter, he is entitled to receive an annual salary of $1 million, a bonus of up to $2.8 million per year based on changes in earnings per share, an annual grant of options to purchase 500,000 shares of Common Stock and a restricted stock award (valued on the date of the award) of not less than $1.5 million per year. Mr. Wendt’s agreement also provides for a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Conseco has an employment agreement with Mr. Kilian for a term ending December 31, 2002, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors, a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Conseco also has an employment agreement with Mr. Bublitz for a term ending December 31, 2003, with a minimum annual salary of $250,000, annual bonuses in the discretion of the Compensation Committee or Board of Directors (but not less than $750,000 for the years 1999 and 2000), a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Mr. Crittenden has an employment agreement with Conseco Finance Corp. for a term ending December 31, 2003, with a minimum salary of $600,000. The employment agreement also provides for Mr. Crittenden to receive a bonus of not less than $900,000 for 2000 and a bonus for subsequent years equal to .20% of the pretax income (as defined in his employment agreement) of Conseco Finance Corp. The agreement also provides for a severance allowance upon termination of employment and certain insurance and other fringe benefits.

      Each of the employment agreements described above includes provisions pursuant to which the employee may elect to receive, in the event of a termination of the agreement in anticipation of or following a change in control of Conseco (a “Control Termination”), a severance allowance. In the case of Mr. Wendt, in the event of a Control Termination prior to June 30, 2002, Conseco would be obligated to pay him a Prorata Bonus (as defined below). Prorata Bonus means the greater of (i) $8 million or (ii) the bonus that would have been payable at June 30, 2002, computed on the basis of the fair market value of the consideration paid or payable to the holders of Common Stock in connection with the change in control, and multiplied by a fraction of which the numerator is the number of months which have elapsed since June 28, 2000 and the denominator is 24. In addition the 3,200,000 restricted shares granted to Mr. Wendt would vest in full, regardless of whether or not he issues notice of his termination. In the event of a Control Termination on or after June 30, 2002, Conseco would be obligated to pay Mr. Wendt an amount equal to three times the sum of his base salary and target bonus. In addition any annual awards of options and restricted stock made after June 30, 2002 and prior to the Control Termination would fully vest as of the Control Termination.

      For Mr. Kilian, the severance allowance would equal 60 months of his monthly rate of salary, bonus and other benefits. Such severance allowance is to be grossed-up to cover any applicable excise taxes. For such purposes a Control Termination includes, among other things, a significant change in the nature or scope of his duties, a reduction in his total compensation or the employee giving a notice of termination to Conseco during the six-month period commencing six months after the change in control. In the event of a Control Termination, each of Messrs. Kilian and Bublitz also may elect to have Conseco purchase all options to purchase Common Stock or successor securities held by such person at a price per share equal to the greater of (i) the price of the Common Stock at the time of the change of control (or in the case of a change of control effected through a series of related transactions or in a single transaction in which less than all outstanding shares of common stock are acquired, the highest price paid to holders of Common Stock in any such transaction) and (ii) the market price (based on a 20-trading day average) on the day prior to the time the executive exercises this election (collectively, the “Put Price”).

      Under the terms of Mr. Bublitz’s employment agreement with Conseco, he would be entitled to receive a lump sum payment, net of applicable taxes, within 30 days of a Change of Control equal to the purchase price paid by Mr. Bublitz to acquire shares of Common Stock under the Company’s stock purchase plans plus all accrued interest, less the value of the consideration to be paid for such stock in any transaction relating to a Change of Control. Within 30 days after a “Termination of Service” (similar to the definition of Control Termination above), Mr. Bublitz is entitled to receive a lump sum payment equal to the lesser of (a) five times the base salary, bonuses and other incentive compensation paid to him by Conseco during the calendar year immediately preceding the Change of Control or (b) five million dollars ($5,000,000). As defined in the employment agreement with Mr. Bublitz, “Change of Control” means the acquisition prior to December 31, 2003 by any person of securities of the Company representing 51% or more of the combined voting power of the Company’s then outstanding securities entitled to vote with respect to the election of its Board of Directors.

      In the event of a Control Termination, Mr. Crittenden would be entitled to receive a lump sum payment not later than 60 days following such Control Termination equal to (i) two times his base salary plus (ii) an amount in lieu of bonus with respect to the remainder of the term of his employment agreement, calculated as follows: (1) for calendar year 2001 — $875,000, (2) for calendar year 2002 — $1,287,500, (3) for calendar year 2003 — $1,700,000 and (4) for calendar year 2004 — $2,000,000. Conseco has agreed that it would provide Mr. Berube a severance benefit equal to the greater of two years’ salary and bonus or $2,320,000 in the event of a change of control or major change in strategy resulting in the elimination of his role or material reduction in his responsibilities.

      As defined in the employment agreements for Messrs. Wendt and Kilian, “change in control” generally means a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 (the “Exchange Act”) as in effect on May 26, 1999 (June 28, 2000 in the case of Mr. Wendt); provided that, without limitation, a “change in control” shall be deemed to have occurred if and when: (i) any person is or becomes a beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco’s then outstanding securities; (ii) in connection with or as a result of a tender offer, merger, consolidation, sale of assets or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors or (iii) any reorganization, merger or consolidation (or issuance of shares of Common Stock in connection therewith) has occurred unless immediately after any such reorganization, merger or consolidation, (A) more than 60 percent of the outstanding shares of common stock and voting power of the outstanding securities of the surviving or resulting corporation are then beneficially owned, directly or indirectly, by all of the individuals or entities who beneficially owned the outstanding common stock and voting securities of the Company immediately prior thereto in substantially the same proportions relative to each other as their ownership immediately prior thereto and (B) at least a majority of the members of the board of directors of the surviving or resulting corporation were members of the Company’s Board of Directors at the time of the execution of the initial agreement or action of the Board of Directors providing for such reorganization, merger or consolidation or issuance of shares; provided, however, that no change in control shall be deemed to have occurred under such employment agreements upon any person becoming, with the approval of the Board of Directors of Conseco, the beneficial owner of 25 percent or more but less than 50 percent of the combined voting power of Conseco’s then outstanding securities entitled to vote with respect to the election of Conseco’s Board of Directors and such person’s ownership is for investment purposes.

      As defined in the employment agreement for Mr. Crittenden, “change in control” means (x) the acquisition by any person of beneficial ownership, directly or indirectly, of securities representing 51% or more of the combined voting power of the then outstanding securities of Conseco entitled to vote with respect to the election of Conseco’s Board of Directors or (y) the acquisition by any person other than Conseco or an affiliate of Conseco of securities of Conseco Finance Corp. representing 51% or more of the combined voting power of the then outstanding securities of Conseco Finance Corp. entitled to vote with respect to the election of its Board of Directors.

      See the discussion under the table headed Option Grants in 2000 concerning change-in-control provisions related to stock options. The stock units disclosed in footnote (2) to the Summary Compensation Table must be paid out following a change in control. For stock units under the 1994 Plan, the definition of change in control is the same as that disclosed below for the options granted in 2000. The options granted to Mr. Wendt vest in full upon a change in control as defined in his employment agreement.

Stock Options

      The following table sets forth certain information concerning the exercise in 2000 of options to purchase Common Stock by the Named Officers and the unexercised options to purchase Common Stock held by such individuals at December 31, 2000.

Aggregated Option Exercises in 2000 and Year-End Option Values

			Number of Securities
			Underlying Unexercised		Value of Unexercised
			Options (in shares) at		In-the-Money Options at
	Number of		December 31, 2000		December 31, 2000(1)
	Shares Acquired	Value
Name	on Exercise	Realized	Exercisable	Unexercisable	Exercisable	Unexercisable

Gary C. Wendt	—	—	0	8,000,000	$0	$54,520,000

David V. Harkins	—	—	0	5,000	0	34,544

Stephen C. Hilbert	—	—	2,000,000	0	13,880,000	0

Bruce A. Crittenden	—	—	443,260	190,000	0	99,450

Thomas J. Kilian	—	—	259,023	545,400	13,172	99,450

Maxwell E. Bublitz	—	—	254,232	595,400	10,662	99,450

Edward M. Berube	—	—	0	447,000	0	1,112,450

John J. Sabl	—	—	0	0	0	0

(1)	The value is calculated based on the aggregate amount of the excess of $12.69 (the average of the high and low sale prices of the Common Stock as reported by the New York Stock Exchange (“NYSE”) for the last business day of 2000) over the relevant exercise prices, excluding grants for which such difference is equal to or less than zero.

      The following table sets forth certain information concerning options to purchase Common Stock granted in 2000 to the Named Officers.

Option Grants in 2000

	Individual Grants

		% of Total
	Number of	Options Granted	Per Share		Grant Date
	Options	to Employees in	Exercise	Expiration	Present
Name	Granted	2000	Price(1)	Date	Value(2)

Gary C. Wendt	10,000,000(3)	54.3%	5.875	6/27/10	$17,254,000

David V. Harkins	5,000(4)	*	5.78	6/22/10	8,488

Stephen C. Hilbert	2,000,000(5)	10.9	5.75	4/26/03	3,377,400

Bruce A. Crittenden	30,000(6)	*	9.375	7/05/10	82,602

Thomas J. Kilian	30,000(6)	*	9.375	7/05/10	82,602

Maxwell E. Bublitz	30,000(6)	*	9.375	7/05/10	82,602

Edward M. Berube	200,000(7)	1.1	7.625	6/01/09	447,880
	30,000(6)	*	9.375	7/05/10	82,602

John J. Sabl	30,000(6)	*	9.375	7/05/10	82,602

  *  Less than .1%

(1)	Exercise price is the average of the high and low sales prices as reported by the NYSE for the date of grant.

(2)	Valued using a modified Black-Scholes option pricing model. The exercise price of each option is equal to the fair market value of the underlying Common Stock on the date of grant. The assumptions used in the model were: expected volatility of 40 percent, risk free rate of return of 6.3 percent, expected life of 6.1 years and a dividend rate of 2.4 percent. A discount of 25 percent was applied to the option value yielded by the model to reflect the non-transferability and the possibility of forfeiture of employee options. Conseco’s use of this model does not constitute an acknowledgment that the resulting values are accurate or reasonable. The actual gain executives will realize on the options will depend on the future price of Common Stock and cannot be accurately forecasted by application of an option pricing model.

(3)	The options reported are non-qualified stock options of which 20% were exercisable in full at the date of grant and 20% are exercisable on June 30, 2002, 2003, 2004 and 2005.

(4)	These options are non-qualified options granted to Directors under the 1994 Plan. They vest in five equal annual installments commencing June 23, 2001.

(5)	These options are non-qualified options which became exercisable on October 27, 2000.

(6)	These options are non-qualified options, one-half of which vest on July 6, 2003, one-quarter of which vest on July 6, 2004 and one-quarter of which vest on July 6, 2005. The options granted to Mr. Sabl expired following his termination of employment.

(7)	These options are non-qualified options which vest in full on June 1, 2004.

      The options granted to the Named Officers (other than Mr. Wendt) in 2000 were under the 1997 Plan or the 1994 Plan. All outstanding options under the 1994 Plan and the 1997 Plan immediately vest and become exercisable or satisfiable upon the occurrence of a Change of Control. The Compensation Committee, in its discretion, may determine that upon the occurrence of such a transaction, each option outstanding shall terminate within a specified number of days after notice to the holder thereof, and such holder shall receive, with respect to each share of Common Stock subject to such option, cash in an amount equal to the excess of: (i) the higher of (x) the Fair Market Value (as defined in the 1994 Plan and the 1997 Plan) of such shares of Common Stock immediately prior to the occurrence of such transaction or (y) the value of the consideration to be received in such transaction for one share of Common Stock; over (ii) the price per share, if applicable, of Common Stock set forth in such option. If the consideration offered to shareholders of Conseco in any transaction described in this paragraph consists of anything other than cash, the Compensation Committee shall determine the fair cash equivalent of the portion of the consideration offered which is other than cash. These provisions will not terminate any rights of a holder to further payments pursuant to any agreement between Conseco and such holder following a Change of Control. A “Change of Control” of Conseco is deemed to occur under the 1994 Plan and the 1997 Plan if: (i) any person, becomes the beneficial owner, directly or indirectly, of securities of Conseco representing 25 percent or more of the combined voting power of Conseco’s outstanding securities then entitled to vote for the election of directors; or (ii) as the result of a tender offer, merger, consolidation, sale of assets, or contest for election of directors, or any combination of the foregoing transactions or events, individuals who were members of the Board of Directors of Conseco immediately prior to any such transaction or event shall not constitute a majority of the Board of Directors following such transaction or event. However, no Change of Control shall be deemed to have occurred if and when either: (i) any such change is the result of a transaction which constitutes a “Rule 13e-3 transaction” as such term is defined in Rule 13e-3 promulgated under the Exchange Act; or (ii) any such person becomes, with the approval of the Board of Directors of Conseco, the beneficial owner of securities of Conseco representing 25 percent or more but less than 50 percent of the combined voting power of Conseco’s then outstanding securities entitled to vote with respect to the election of its Board of Directors and in connection therewith represents, and at all times continues to represent, in a filing, as amended, with the SEC on Schedule 13D or Schedule 13G (or any successor Schedule thereto) that “such person has acquired such securities for investment and not with the purpose nor with the effect of changing or influencing the control of Conseco, nor in connection with or as a participant in any transaction having such purpose or effect,” or words of comparable meaning and import.

      Messrs. Kilian and Bublitz have employment agreements with Conseco (see Employment Contracts and Change-in-Control Agreements). In the event of a Control Termination of any such employment agreement such Named Officer may elect, within 60 days after such Control Termination, to receive a lump sum payment from Conseco in return for surrender by such Named Officer of all or any portion of the options then outstanding held by such Named Officer to purchase shares of Common Stock or successor securities (“Unexercised Options”). Unexercised Options include all outstanding options whether or not then exercisable. For each Unexercised Option to purchase one share of Common Stock, Conseco must pay to the Named Officer an amount equal to the Put Price. Amounts to be paid to Mr. Kilian or Mr. Bublitz for Unexercised Options in the event of a Control Termination of his employment agreement are to be reduced by the exercise price of his Unexercised Options.

Compensation of Directors

      Directors who are not also employees of Conseco are entitled to receive an annual fee of $50,000, a fee of $500 for each Board or committee meeting they attend, and an annual fee of $3,000 for serving as chairman of a Board committee. Non-employee Directors are eligible to participate in and receive annual awards of up to $30,000 under the 1994 Plan. For 2000, no stock units were awarded under the 1994 Plan. Stock unit awards vest (assuming the Director continues in office) upon the earlier of: (i) the Director’s attaining the age of 60; (ii) the total and permanent disability of the Director; (iii) the death of the Director; (iv) the occurrence of a Change of Control (as defined in the second preceding paragraph); or (v) the fifth anniversary of the end of the fiscal year for which the award was made. The 1994 Plan also provides for an annual grant to each non-employee director of options to purchase 5,000 shares of Common Stock on the date of the annual meeting of shareholders at a price equal to the market price of Common Stock on the date of grant. Messrs. Coss, Hagerty, Harkins, Hathaway, Mutz and Nickoloff each received such a grant in 2000. The options vest 20 percent per year on each of the first five anniversary dates of grant, subject to acceleration upon a Change of Control.

      Mr. Harkins served as interim Chairman of the Board and Chief Executive Officer without additional compensation and was entitled to reimbursement of expenses incurred in such capacity.

Compensation Committee Interlocks and Insider Participation in Compensation Decisions

      The current members of the Compensation Committee are Messrs. Hathaway and Nickoloff. Mr. Hathaway was a participant in the Purchase Plans described below. See Certain Relationships and Related Transactions.

Certain Relationships and Related Transactions

      Conseco has adopted stock purchase plans (the “Purchase Plans”) to encourage direct, long-term ownership of Conseco stock by Directors, executive officers and certain key employees. Purchases of Common Stock under the Purchase Plans were financed by personal loans made to the participants from banks. Such loans are collateralized by the Common Stock purchased. Approximately 170 Directors, officers and key employees of Conseco and its subsidiaries participated in the Purchase Plans and have purchased an aggregate of approximately 19.0 million shares of Common Stock under the Purchase Plans. Conseco has guaranteed the bank loans but has recourse to the participants if it incurs a loss under the guarantees. As a result of declines in the price of the Common Stock, the value of shares pledged as collateral for the bank loans is substantially less than the amount of such loans. The aggregate number of shares of Common Stock purchased by each current Director and executive officer (or by affiliated trusts or limited partnerships) and the largest amount owed on the guaranteed bank loans during 2000 were as follows: Mr. Coss — 421,261 shares and $12,562,830; Mr. Hathaway — 30,000 shares and $1,039,239; Mr. Mutz — 40,000 shares and $1,317,539; Mr. Bublitz — 420,631 shares and $13,666,130; Mr. Kilian — 651,891 shares and $19,654,918; James S. Adams (an executive officer) — 651,891 shares and $19,977,609; and Mr. Crittenden — 210,631 shares and $6,281,427. As of March 31, 2001, Messrs. Coss, Hathaway and Mutz had repaid their bank loans in full and the outstanding balances for the officers listed above were as follows: Mr. Bublitz, $13,466,130; Mr. Kilian, $19,654,918; Mr. Adams, $19,977,609; and Mr. Crittenden, $5,881,427.

      In addition, Conseco has agreed to provide loans to these participants for the interest payments payable on the guaranteed bank loans. The largest aggregate amounts owed on the interest-payment loans during 2000 were as follows: Mr. Coss, $1,091,151; Mr. Hathaway, $47,738; Mr. Mutz, $189,051; Mr. Bublitz, $2,268,012; Mr. Kilian, $3,046,711; Mr. Adams, $3,111,380; and Mr. Crittenden, $873,863. As of March 31, 2001, the outstanding principal balances of the interest-payment loans were as follows: Mr. Bublitz, $2,597,274; Mr. Kilian, $3,520,304; Mr. Adams, $3,593,062; and Mr. Crittenden, $1,017,632. The interest payment loans bear interest at a variable rate per annum equal to the lowest interest rate per annum being paid by Conseco under its most senior borrowing facility, and as of March 31, 2001, the interest rate was 8.01% per annum.

      During 2000, the Board of Directors approved two plans (the “Work-Down Plans”) relating to the Purchase Plans. One of the Work-Down Plans applies to current employees and the other applies to all other participants in the Purchase Plans. Participants who elected to participate in the Work-Down Plans participated in a refinancing of the bank loans through December 31, 2003. The Work-Down Plans require participants to make payments on or provide additional collateral to secure their obligations under the Purchase Plan in specified amounts or on such other terms as the special committee of the Board of Directors administering the Work-Down Plans approves. Employees also have an opportunity to be awarded bonus points, commencing in 2001, tied to the achievement of specified goals. The bonus points will have a value tied to the employee’s Purchase Plan obligations. The bonus points may be redeemed at the expiration of the Work-Down Plan in which event, the employee must pay the Company a portion of the amount, if any, by which the value of the employee’s stock in the Purchase Plan exceeds $25.00 per share.

      In connection with a Retention Agreement between Conseco Finance Corp. and Mr. Crittenden, Conseco Finance Corp. made a $1,000,000 interest-free loan to Mr. Crittenden in July 1998. In July 1999 such loan was converted to a loan bearing interest at the rate of 7% per annum, which is now due and payable upon the earlier of December 31, 2003 or the date of Mr. Crittenden’s voluntary termination of employment with Conseco Finance Corp. In 1997 Conseco Finance Corp. (prior to its acquisition by Conseco) made loans to Mr. Crittenden and certain other of its executive officers in connection with their purchase of Conseco Finance Corp. common stock in the open market. The loan to Mr. Crittenden is evidenced by a note which bears interest payable annually at the rate of six percent. The outstanding principal balance of his note throughout 1999 was $201,693, and such note is due and payable upon the earlier of November 19, 2003 or 30 days after the date of his resignation or other termination of employment with Conseco Finance Corp.

      Under the noncompetition agreement between Mr. Coss and Conseco Finance Corp., he was entitled to the use of office space and secretarial and security services through February 2002. In November 1999, Mr. Coss and Conseco Finance Corp. agreed to discontinue these services in exchange for payments of $19,000 in 1999 and $171,600 in each of 2000, 2001 and 2002.

      On April 23, 2001, Conseco announced that it has agreed to acquire 100% of ExlService.com, Inc. (Exl), a firm that specializes in customer service and backroom outsourcing with operations in India. Conseco will acquire 11,937,993 shares of Exl in exchange for 3,410,854 shares of Common Stock. The value attributed to Exl stock in the transaction was $4 per share. The value attributed to the Conseco Common Stock in the transaction, $14 per share, was based on the closing price of the Common Stock in the last 15 days prior to March 29. The Conseco Board of Directors (with Mr. Wendt abstaining) approved the transaction, subject to the completion of a definitive acquisition agreement, after receiving the recommendation of a special committee of outside directors. Mr. Wendt was one of the founders of Exl. He and his wife own 20.3% of Exl, and his relatives own an additional 9.4%. Mr. Wendt and his wife would receive 696,602 shares of Common Stock in the transaction. However, these shares will be restricted and subject to forfeiture unless Conseco recovers its $52.6 million acquisition price through cost savings achieved by transferring work to Exl and/or pre-tax profits from services provided to third parties by Exl. If the entire $52.6 million is not recovered in such fashion by June 30, 2005, Mr. Wendt and his wife will forfeit the shares of Common Stock received in the transaction, and Mr. Wendt will receive nothing. Conseco has been working with Exl since late 2000 to develop an outsourcing relationship. Exl has provided outsourcing services to Conseco, primarily through pilot programs designed to allow both parties to test the viability of outsourcing various kinds of work. Conseco paid Exl $229,973 for services provided through March 31, 2001. In the event the parties do not enter into an agreement, Conseco has agreed to indemnify Exl for certain costs incurred in expanding its facilities and hiring additional personnel in anticipation of providing services to Conseco.

BOARD MEETINGS AND COMMITTEES

      During 2000, the Board of Directors met on 29 occasions. All Directors attended at least 75 percent of the aggregate meetings of the Board and the committees on which they served.

      The Board has a Compensation Committee that met on seven occasions during 2000. The Compensation Committee is authorized to set the compensation of the Company’s officers and to act with respect to the compensation, option and other benefit plans of the Company. The Board also has an Audit Committee, which held seven meetings in 2000. The members of the Audit Committee are independent (as independence is defined in Sections 303.01(B)(2)(a) and (3) of the NYSE’s listing standards). See Report of the Audit Committee for more information regarding the Audit Committee. The members of these committees are identified in the table on pages 4 and 5.

      The Board of Directors does not have a nominating committee. Conseco’s Bylaws provide that nominations for the election of directors may be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of directors generally. The Bylaws specify the timing and content of the written notice that must be provided by any shareholder wishing to make a nomination for the election of a director. See Shareholder Proposals for 2002 Annual Meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

      Section 16(a) of the Exchange Act requires Conseco’s Directors and executive officers, and each person who is the beneficial owner of more than 10 percent of any class of Conseco’s outstanding equity securities, to file with the SEC and the NYSE initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Conseco. Specific due dates for these reports have been established by the SEC, and Conseco is required to disclose in this Proxy Statement any failure by such persons to file such reports for fiscal year 2000 by the prescribed dates. Officers, Directors and greater than ten percent beneficial owners are required by SEC regulations to furnish Conseco with copies of all reports filed with the SEC pursuant to Section 16(a) of the Exchange Act. To Conseco’s knowledge, based solely on review of the copies of reports furnished to Conseco and written representations that no other reports were required, all filings required pursuant to Section 16(a) of the Exchange Act applicable to Conseco’s officers, Directors and greater than 10 percent beneficial owners were made on a timely basis for the year ended December 31, 2000.

SHAREHOLDER PROPOSALS (PROPOSALS 2-5)

PROPOSAL 2
Elimination of Classified Board

      The American Federation of State, County and Municipal Employees, AFL-CIO, Employees Pension Plan, 1625 L Street, N.W., Washington, DC 20036, beneficial owner of 4,500 shares of Common Stock, has submitted the following proposal:

      RESOLVED: That the shareholders of Conseco, Inc. (“Conseco” or the “Company”) hereby urge the Board of Directors to take the necessary steps to eliminate the classification of the Board of Directors of the Company and to require that all Directors stand for election annually. The Board declassification shall be completed in a manner that does not affect the unexpired terms of Directors previously elected.

      We believe the election of Directors is the most powerful way Conseco shareholders influence the strategic direction of our Company. Currently, the Board of Conseco is divided into three classes, one with three members and two with four. Each class serves staggered three-year terms. Because of this structure, shareholders may only vote on roughly one third of the Directors each year.

      The stock price of our Company was $7.63 on November 21, 2000. As of that date Conseco stock had lost approximately $16 billion in value since 1998. We believe much of this decline stems from investors’ concerns about the effect on the Company’s financial statements of Green Tree Financial, which has generated $1 billion worth of writedowns and forced the Company in March 2000 to restate earnings for 1999. We believe investors are also concerned about the ability of the Company to execute its debt restructuring and the earnings impact of Conseco’s guarantee of $576 million borrowed by executives to buy Conseco stock.

      The staggered term structure of Conseco’s Board is not in the best interest of shareholders because it reduces accountability and is an unnecessary anti-takeover device. Now is a prudent time to have all Directors annually accountable to shareholders, given the strategic challenges and poor share price performance outlined above. We feel that annual accountability can serve to focus our Directors more closely on the performance of top executives and on increasing shareholder value.

      Annual election of Directors gives shareholders the power to either completely replace their Board, or replace a majority of Directors, if a situation arises which warrants such drastic action. We do not believe destaggering the Board of Conseco will be destabilizing to our Company or affect the continuity of Director service. Our Directors, as well as the directors of the overwhelming majority of other public companies, are routinely elected with over 95% shareholder approval.

      Studies indicate that classified boards and other anti-takeover devices have an adverse impact on shareholder value. A 1991 study by Lilli Gordon of the Gordon Group and John Pound of Harvard University found that companies with restrictive corporate governance structures, including those with classified boards, are “significantly less likely to exhibit outstanding long-term performance relative to their industry peers.”

      A growing number of shareholders appear to agree with our concerns. Last year a majority of shareholders supported proposals asking their boards to repeal classified board structures at a total of 34 companies, including Eastman Kodak, Kmart, Foundation Health and Reebok International.

      For a greater voice in the governance of Conseco and annual elections for all directors, we urge shareholders to vote for this Proposal!

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interest of the Company or its shareholders. It is virtually identical to the proposal made by this proponent, and rejected by the Company’s shareholders, at the 2000 Annual Meeting of Shareholders.

      The proponent suggests that a classified board reduces accountability and is an unnecessary anti-takeover device. The Board does not agree. When considered in the fuller context of the nature of the Company’s business, its strategy and its overall corporate governance, the classified board is important to the Company’s ability to enhance shareholder value by delivering on its long-term goals.

      The Company’s method for electing directors, with the Board divided into three classes of directors serving staggered three-year terms, was authorized by the Company’s shareholders in 1989. Similar procedures for the staggered election of directors have been adopted by many major corporations and, in fact, more than half of the other S&P 500 companies provide for the election of their directors in this manner. The Board believes this method of electing directors provides important benefits for the Company:

•	It promotes continuity and stability of leadership on the Board. Because at least two meetings of shareholders will be required to replace a majority of the Board, a majority of directors will be experienced and familiar with the Company’s business operations and strategies at any given time. Board classification also helps prevent abrupt changes in policy or direction that might result if the entire Board were elected each year. Such changes could impair the Company’s ability to achieve its long-term strategic goals, and thus might deprive the shareholders of the ability to realize the maximum value of their investment.

•	In an unsolicited takeover attempt, the classified Board structure helps prevent a sudden change of control and gives the Board critically needed time and bargaining power to negotiate a better offer from the acquirer, to consider alternatives and to ensure that shareholder value is maximized.

      The classified Board serves the Company and its shareholders well by fostering a strong, stable, informed and experienced Board of Directors.

      The Board of Directors recommends a vote against this Proposal.

PROPOSAL 3
Targets for Stock Options

      The Amalgamated Bank of New York LongView Collective Investment Fund, 11-15 Union Square, New York, NY 10003, beneficial owner of 106,647 shares of Common Stock, has submitted the following proposal:

      RESOLVED: The shareholders of Conseco, Inc. (“Conseco” or the “Company”) hereby request that the Board of Directors prepare a report at reasonable expense disclosing to shareholders the Board’s long-term target or targets for stock options to be held by Conseco executives as a percentage of outstanding shares.

SUPPORTING STATEMENT

      Conseco has allocated a significant portion of its outstanding common stock for stock options. The exercise of such options can dilute the value of a company’s stock because the company’s assets, cash flow and profits must be spread over a larger number of shares. This potential dilution is expressed as a percentage of outstanding shares, so that if a company with 1,000,000 outstanding shares has made 50,000 shares available for exercise in one stock option plan, and there are 60,000 shares in another plan that have not yet been exercised, the total potential “voting power dilution” as a result of these two plans is said to be 11%.

      We are concerned by Conseco’s current levels of dilution. According to Institutional Shareholder Services, the voting power dilution at Conseco is 25% of the outstanding shares, while the “shareholder value transfer” (a more qualitative analysis that considers such factors as how expensive the options are) is 33% of the value of the outstanding shares.

      In practice, Conseco executives receive a significant percentage of options. According to Conseco’s proxy materials, from 1994 through 1999 the top five executives alone received an average of 56% of the total number of options granted to all Conseco employees annually, with former CEO Stephen Hilbert receiving an average of 28% of the total options granted each year. These percentages exclude grants to other Conseco executives that are not reported in proxy materials.

      Stock options may be a good way to compensate and motivate executives, but excessive option grants can potentially reduce shareholders’ return on their investment. A high level of existing grants may also limit a company’s ability to award additional options to attract new executives without having to seek authorization to issue more shares. Additionally, companies may have to buy back shares to assure that enough stock is available when company officials seek to exercise their options.

      We therefore ask the Board to report to shareholders on the target or maximum dilution level that the Board regards as acceptable for executive stock option grants, as well as any specific targets for the CEO, top executives or any other subgroup of Conseco executives. Our concern here is heightened by Conseco’s pattern of generous executive compensation policies, including last year’s $72.5 million severance package for Mr. Hilbert, as well as the package granted to incoming CEO Gary Wendt that is worth $107 million. Conseco has undertaken these obligations even though its performance has been poor in recent years, with the stock currently trading in the teens, down from a high of $57.75 in April 1998.

      We urge you to vote FOR this resolution.

STATEMENT IN OPPOSITION

      This proposal seeks to have the Board of Directors report on “targets” for stock option grants to senior executives. The Board believes that setting artificial targets for options to executives is impractical given today’s dynamic business environment. Furthermore, it is inconsistent with the need for the Compensation

Committee of the Board to retain the flexibility to fashion option packages necessary to attract and retain the senior executives essential to the Company’s future success.

      As of December 31, 2000, Conseco had outstanding employee and director stock options for approximately 35.5 million shares issued to approximately 2,850 holders. This compares to approximately 325.3 million diluted common shares at year-end. The average exercise price of these options at year-end was approximately $18.35 as compared to the closing market price of $13.19 at year-end. Consequently, these options do not result in high levels of dilution to shareholders.

      Of course, it is important for the Compensation Committee to evaluate option grants on an ongoing basis. However, the Board believes that this process is best done by considering the granting of options in light of individual circumstances and the other factors relating to compensation decisions rather than artificial targets that do not take into account changing circumstances. The Board believes that flexibility is essential for the Company to remain competitive in attracting and retaining executive talent.

      The Board of Directors recommends a vote against this Proposal.

PROPOSAL 4
Performance-Based Stock Options

      A Proposal for the Adoption of a Policy that would require Stock Options that are Granted to Senior Executives to be Performance-Based. The New York City Employees’ Retirement System and the New York City Teachers’ Retirement System, c/o Comptroller of the City of New York, 1 Centre Street, New York, NY 10007, collectively the holders of 880,173 shares of Common Stock, have submitted the following proposal:

      RESOLVED: That the shareholders of Conseco, Inc. request the Board of Directors to adopt a policy requiring that stock options, which are granted to senior executives as part of their compensation, are performance-based. For the purposes of this proposal, performance-based stock options are defined as either of the following:

(1) Performance Vesting Stock Options — grants which do not vest or become exercisable unless specific stock price or business performance goals are met.

(2) Premium Priced Stock Options — grants with an option exercise price higher than fair market value on date of grant.

(3) Index Options — grants with a variable option exercise price geared to a relative external measure such as a comparable peer group or S&P industry index.

(4) Performance Accelerated Stock Options — grants whose vesting is accelerated upon achievement of specific stock price or business performance goals.

SUPPORTING STATEMENT

      The bull market of the 1990s set an unprecedented record of rewarding top executives of a number of low-performing companies with huge cash payments from the exercise of stock options. Generally, stock options reward both superior and sub par performance in a rising market. This phenomenon has engendered concerns that “the spread of stock options may be distorting the economy, contributing to a temporary overvaluation of equities, encouraging shortsighted managerial decisions and storing up problems for companies in the future. Moreover, the evidence for a link between options and performance is thin.”(1) As a result, institutional investors increasingly are urging that, in order to align the interests of executives with the interests of stockholders, stock options that are granted as a part of executive compensation be linked to real and superior performance.

1  The Economist, August 7, 1999

      For these reasons, we urge shareholders to vote FOR this proposal.

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interest of the Company or its shareholders. This proposal requests the Board of Directors to restrict the flexibility of its Compensation Committee in determining the form of option grants to senior executives. Specifically, it seeks to have all future option grants fit in one of four categories that it characterizes as “performance based.”

      The Board of Directors believes that the form of options granted by the Company, which have an exercise price equal to the fair market value of the Common Stock at the time of grant, already are performance-based. These options closely align the interests of senior executives with those of shareholders generally, because increases in the value of the Common Stock will cause the value of the options to increase. Forcing the pricing of options to reflect a premium price, or a variable price based on some index, or conditioning their vesting on meeting some stock price or performance targets, could dilute or distort the incentives for senior executives that the option grants were designed to foster.

      Furthermore, forcing the Company to grant options with conditions or other terms which are inconsistent with compensation practices followed by the Company’s competitors could place it at a substantial disadvantage in recruiting and retaining senior executives. During recent periods, the Company has recruited a number of new members to its senior executive team. Recruiting this talent could have been difficult if the Compensation Committee had not been able to offer competitive option packages.

      The Company’s current option plans give the Compensation Committee of the Board of Directors the flexibility to fashion option grants in the manner it believes to be necessary to attract and retain the senior executives essential to the Company’s future success. The Board of Directors believes that restricting this flexibility is not in the best interests of shareholders.

      The Board of Directors recommends a vote against this Proposal.

PROPOSAL 5
Subprime Lending

      Proposed Resolution on Subprime Lending Practices.  Walden Asset Management, a division of United States Trust Company of Boston, 40 Court Street, Boston, MA 02108, holder of more than 800 shares of Common Stock, has submitted the following proposal:

      WHEREAS our corporation is one of the largest subprime lenders in the United States with subprime retail lending totaling an estimated $4.1 billion in 1999, according to the Mortgage Industry Sourcebook (Volume 1, 2001 Edition, pp. 8-15, published by Thomson Financial Media);

      Public concern has gathered momentum and a number of subprime lenders have been investigated by several federal authorities for alleged predatory lending practices in originating subprime loans.

      These predatory practices include:

•	Lending to borrowers with inadequate income, who will then default,

•	Not reporting on payment performances of borrowers to credit agencies,

•	Implying that credit life insurance is necessary to obtain the loan (packing),

•	Unnecessarily high fees,

•	Refinancing with high additional fees rather than working out a loan that is in arrears (flipping),

•	High pre-payment fees

      Actions that have been taken include:

•	The Senate Special Committee on Aging heard testimony in March 1998 alleging predatory lending practices by some subprime lenders. One witness who had worked for an unspecified lender testified that he was pressured daily by his superiors to take advantage of vulnerable borrowers. Another witness spoke of a $75,000 loan at 17.71% interest rate to finance home improvements with $6,500 in points and $3,538 for credit life insurance policy, raising the monthly payments from $235 to an unaffordable $1,156;

•	North Carolina passed a law in mid-1999 to prevent a number of predatory lending practices;

•	The New York State Banking Department is holding hearings on similar regulations;

•	The Federal Trade Commission has implemented an enforcement and consumer education campaign: “Operation Home Inequity.” The FTC has settled with seven small subprime lenders as well as with Fleet Finance ($1.3 million settlement). Several other large subprime lenders are under investigation including Associates First Capital, the largest subprime lender,

•	The Attorney General of North Carolina has also opened a civil investigation of Associates First Capital;

•	Delta Funding has faced predatory lending allegations in the State of New York.

      Because we nevertheless believe that subprime lending is very profitable and does serve a useful and legitimate purpose when done in a manner that discloses costs to consumers and potential risks to shareholders;

      BE IT RESOLVED that the shareholders request the Board of Directors to establish a committee consisting of outside directors of the Corporation to oversee the development and enforcement of policies to ensure that no employee of or broker for the corporation engages in predatory lending practices and that no loan originated or purchased is entailed by predatory practices; and to report before the next annual meeting to the shareholders on policies and their enforcement.

STATEMENT IN OPPOSITION

      The Board of Directors believes that this proposal is not in the best interests of the Company or its shareholders.

      This proposal requests the Board of Directors to establish a committee consisting of outside directors of the Company to oversee the development and enforcement of policies to ensure that no employee of or broker for the Company engages in predatory lending practices and to report to the shareholders on policies and their enforcement.

      Although much has been written about “predatory lending” and “subprime lending” in recent months, this discussion often has been confusing, because there are no accepted definitions of these terms. Some writers (although not the proponent) make the error of mixing the two concepts together. There are various lending practices or loan terms that are frequently identified in legislative or regulatory initiatives as potentially “predatory” residential mortgage lending. These include:

•	“Asset-based lending” — making loans based upon the amount of equity the borrower has in the home rather than the borrower’s income or ability to repay the loan.

•	“Packing” unnecessary fees and costs.

•	Balloon payments or negative amortization resulting in the need to refinance.

•	Targeting protected groups for unlawful, harmful or unsuitable loans.

•	Flipping and financing additional points and fees on each refinancing.

•	Loan servicing practices that inhibit refinancing with another lender.

•	Providing false, deceptive or incomplete information about loans, such as inflated appraisals.

      The Company’s consumer lending activities are conducted through Conseco Finance Corp. and its subsidiaries. Conseco Finance is a leading lender to moderate income individuals, many of whom have non-conforming credit histories and may have difficulty qualifying for credit with traditional mortgage lenders. Conseco Finance is proud of the role it serves in providing loans to persons of varying income levels, and a number of the loans made by Conseco Finance may be considered to be “subprime.” Conseco Finance has a number of policies and procedures designed to avoid predatory lending practices, such as the following:

•	Lending decisions are based on a borrower’s ability to repay, not on the equity in the borrower’s assets. Conseco Finance follows detailed underwriting policies that rely on debt-to-income ratios, proprietary scorecards, FICO scores and credit reports to evaluate a borrower’s ability to repay.

•	Conseco Finance does not “pack” credit insurance or other fees. Single premium credit insurance is offered on a voluntary basis, and purchasers of this product are informed in writing that they have 30 days to cancel this coverage for a full refund without charge. As an additional alternative to consumers, Conseco Finance is implementing a monthly pay credit insurance product.

•	Conseco Finance does not originate balloon or negative amortization loans.

•	Conseco Finance does not target protected groups (such as groups based on race, gender, marital status, religion, age or national origin) for credit. Its policy is to lend on a protected-class neutral basis.

•	Conseco Finance does not repeatedly refinance loans. Conseco Finance securitizes its loans and retains a residual interest in those securitizations. Consequently, prepayments of loans, which result from refinancings, are not in our economic interest.

•	Conseco Finance does not use prepayment fees or loan servicing practices to inhibit the ability of borrowers to refinance. Conseco Finance limits its use of prepayment fees to recover the estimated cost of loan origination when loans prepay during the early years. Also, it reports information on its accounts to major credit bureaus.

•	Conseco Finance has policies designed to generate unbiased appraisal values. Many concerns relating to the information provided to borrowers have focused on the activities of mortgage brokers. Conseco Finance is not using mortgage brokers in originating loans.

•	Conseco Finance is not actively buying loans originated by others at this time. In those situations where it may buy loans, it requires the sellers to make representations as to the practices used to originate the loans.

      Conseco Finance is proud of its record of providing credit to persons with varying income levels. It already has policies and procedures designed to avoid “predatory” lending practices, above and beyond the extensive procedures it uses to monitor the comprehensive regulatory requirements governing its consumer lending business. The Company believes that this proposal is unnecessary in light of the steps the Company already has taken and seeks to impose an additional reporting burden on the Company that does not benefit its shareholders.

      The Board of Directors recommends a vote against this Proposal.

INDEPENDENT ACCOUNTANTS

      PricewaterhouseCoopers LLP served as the independent accountants to audit the financial statements of Conseco for 2000 and has been selected by the Board of Directors to serve as such for 2001. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they so desire, and will be available to respond to appropriate questions from the shareholders.

REPORT OF THE AUDIT COMMITTEE

      In accordance with its written charter adopted by the Board of Directors, a copy of which is attached as Exhibit A, the Audit Committee provides assistance to the Board of Directors in overseeing the Company’s financial reporting process.

      The Audit Committee has met with management and the Company’s outside auditors to review and discuss the consolidated financial statements prior to their issuance and to discuss significant accounting issues. The Audit Committee also discussed with the outside auditors the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, “Communications with Audit Committees”.

      The Audit Committee obtained from the outside auditors a formal written statement consistent with Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” and has discussed with the auditors their independence. The Audit Committee considered whether the provision of the non-audit services described below is compatible with maintaining the outside auditors’ independence.

      Based on the foregoing, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

      Submitted by the Audit Committee of the Board of Directors:

M. Phil Hathaway, Audit Committee Chairman

John M. Mutz
Robert S. Nickoloff

PricewaterhouseCoopers Fees

      Aggregate fees billed to the Company for the year ended December 31, 2000 by PricewaterhouseCoopers LLP are as follows:

Audit Fees	$2,591,000

Financial Information Systems Design and Implementation Fees	$0

All Other Fees	$3,436,000	(a)

(a)	Includes fees for tax consulting, tax return preparation, Conseco Finance Corp. securitization procedures, and separate audits of certain subsidiaries, affiliates, and benefit plans.

SHAREHOLDER PROPOSALS FOR 2002 ANNUAL MEETING

      Any proper proposal that a shareholder wishes to have included in the Board’s proxy statement and form of proxy for the 2002 Annual Meeting must be received by Conseco by December 31, 2001. Such proposals must meet the requirements set forth in the rules and regulations of the SEC in order to be eligible for inclusion in the proxy statement for the 2002 Annual Meeting. In addition to the SEC rules concerning shareholder proposals, the Company’s Bylaws establish advance notice procedures as to: (i) business to be brought before an annual meeting of shareholders other than by or at the direction of the Board of Directors; and (ii) the nomination, other than by the Board of Directors or a committee appointed by the Board of Directors, of candidates for election as directors. Any shareholder who wishes to submit a proposal to be acted upon at the 2002 Annual Meeting or who wishes to nominate a candidate for election as director should obtain a copy of these Bylaw provisions and may do so by written request addressed to the Secretary of Conseco at 11825 North Pennsylvania Street, Carmel, Indiana 46032.

ANNUAL REPORT

      Conseco’s Annual Report for 2000 is being mailed to the shareholders with this Proxy Statement, but is not part of the proxy solicitation material.

INCORPORATION BY REFERENCE

      To the extent this Proxy Statement has been or will be specifically incorporated by reference into any filing by Conseco under the Securities Act of 1933 or the Securities Exchange Act of 1934, the sections entitled “Report of the Compensation Committee or Executive Compensation”, “Five-Year Performance Graph”, “15-Year Performance Graph” and “Report of the Audit Committee”, should not be considered incorporated unless specifically provided otherwise in any such filing.

OTHER MATTERS

      Management knows of no other matters that may be presented at the Annual Meeting. If any other matters should properly come before the meeting, the persons named in the enclosed form of proxy will vote in accordance with their best judgment on such matters.

By Order of the Board of Directors

David K. Herzog
Secretary

April 30, 2001

Exhibit A

CONSECO, INC.

AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

CHARTER

Organization

      The Audit Committee shall be composed of a minimum of three directors who are designated by the Board of Directors. Each of the committee members shall have a working familiarity with basic finance and accounting practices and at least one member of the Committee shall have accounting or related financial management expertise.

      Audit Committee members shall meet the independence and experience requirements of the New York Stock Exchange. The committee members shall be independent of the management of the Company and free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgment. An exception to the three year exclusion period for certain independence requirements may be allowed for one of the three committee members if approved by the Board of Directors. Determinations as to whether a particular director satisfies the requirements for membership on the Audit Committee shall be made by the Board of Directors.

Statement of Policy

      Primary responsibility for the Company’s financial reporting lies with management, overseen by the Board of Directors. The Audit Committee shall provide assistance to the Board of Directors in fulfilling their responsibilities. As such, the Audit Committee will provide an open avenue of communication among the directors, the outside auditors, the internal auditors, and the management of the Company.

      While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles. This is the responsibility of management and the outside auditor. Nor is it the duty of the Audit Committee to conduct investigations, to resolve disagreements, if any, between management and the outside auditor or to assure compliance with laws and regulations and the Company’s Code of Conduct.

Responsibilities

      The Audit Committee believes its policies and procedures should remain flexible to best react to changing conditions. In carrying out its responsibilities, the Audit Committee will:

      1.  Review and recommend to the Board of Directors for its consideration, the outside auditor to audit the financial statements of the Company. The outside auditor is ultimately accountable to the Board of Directors and the Audit Committee.

      2.  Obtain a formal written statement from the outside auditor delineating all relationships between the auditor and the Company, consistent with Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, to ensure the outside auditor’s independence is affirmed. Discuss with the Board of Directors, if necessary, any relationships between the outside auditor and the Company or any other relationships that may adversely affect the independence of the outside auditor.

      3.  Meet with the outside auditors, internal auditors, and management of the Company to review the scope of the proposed audit for the current year and the audit procedures to be utilized. At the conclusion thereof, review such audit, including any comments or recommendations of the outside auditors.

      4.  Meet with the Company’s outside auditors, internal auditors, and management, to review the adequacy and effectiveness of accounting and financial controls and policies and procedures.

      5.  Review the internal audit function of the Company including the independence and authority of its reporting obligations, the proposed audit plans for the coming year, and significant audit findings and recommendations from internal audit activities.

      6.  Review the financial statements and related matters with management and the outside auditors. Recommend to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for filing with the Securities and Exchange Commission (SEC). For interim financial statements, either the Committee as a whole or the Committee Chair will be available to the outside auditors to discuss the Company’s interim financial statements to be included in the Form 10-Q filed with the SEC.

      7.  Provide sufficient opportunity for the internal auditors and outside auditors to meet with the members of the Audit Committee without members of management present to discuss any matters that the Audit Committee or these groups believe should be discussed privately with the Audit Committee.

      8.  Report Audit Committee actions periodically to the Board of Directors with such recommendations as the Committee may deem appropriate.

      9.  Review and discuss the Audit Committee Charter at least annually and at such other intervals as the Audit Committee or the Board of Directors determines.

      10.  The Audit Committee also may perform such other activities, consistent with this Charter, the Company’s Articles of Incorporation, its By-laws, and applicable law, as the Audit Committee or the Board of Directors deems necessary or appropriate. In performing its duties under this Charter the Audit Committee shall have the power to retain outside legal, accounting, or other experts it deems necessary.

CONSECO, INC.

Proxy for 2001 Annual Meeting of Shareholders
Solicited on Behalf of the Board of Directors

Each person signing this card on the reverse side hereby appoints as proxies James S. Adams, Thomas J. Killian and David K. Herzog, or any of them, with full power of substitution, to vote all shares of Common Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 6, 2001, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1.	Election of Charles B. Chokel, M. Phil Hathaway, and David V. Harkins as Directors for three-year terms expiring in 2004.	FOR (except as shown on the line)	WITHHELD (as to all nominees)

(To withhold authority to vote for single nominee, write that nominee’s name on this line:)

2.	Shareholder proposal to eliminate the classification of the Board of Directors.	FOR	AGAINST	ABSTAIN

3.	Shareholder proposal regarding targets for stock options.	FOR	AGAINST	ABSTAIN

4.	Shareholder proposal regarding performance-based stock options.	FOR	AGAINST	ABSTAIN

5.	Shareholder proposal regarding subprime lending.	FOR	AGAINST	ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS LISTED IN ITEMS 2-5.

Please sign below exactly as your name appears on the label. When signing as attorney, corporate officer or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 30, 2001.

Signature(s):

Dated:

, 2001

PLEASE DATE, SIGN AND
RETURN THIS PROXY
PROMPTLY

CONSECO, INC.

Proxy for 2001 Annual Meeting of Shareholders
Solicited on Behalf of the Board of Directors

Each person signing this card on the reverse side hereby appoints as proxies James S. Adams, Thomas J. Killian and David K. Herzog, or any of them, with full power of substitution, to vote all shares of Series F Common-Linked Convertible Preferred Stock which such person is entitled to vote at the Annual Meeting of Shareholders of Conseco, Inc., to be held at the Conseco Conference Center, 530 College Drive, Carmel, Indiana at 11:00 a.m. local time on June 6, 2001, and any adjournments thereof.

The proxies are hereby authorized to vote as follows:

1.	Election of Charles B. Chokel, M. Phil Hathaway, and David V. Harkins as Directors for three-year terms expiring in 2004.	FOR (except as shown on the line)	WITHHELD (as to all nominees)

(To withhold authority to vote for single nominee, write that nominee’s name on this line:)

2.	Shareholder proposal to eliminate the classification of the Board of Directors.	FOR	AGAINST	ABSTAIN

3.	Shareholder proposal regarding targets for stock options.	FOR	AGAINST	ABSTAIN

4.	Shareholder proposal regarding performance-based stock options.	FOR	AGAINST	ABSTAIN

5.	Shareholder proposal regarding subprime lending.	FOR	AGAINST	ABSTAIN

6.	In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting.

(PLEASE DATE AND SIGN ON REVERSE SIDE)

THE SHARES REPRESENTED BY THIS PROXY, UNLESS OTHERWISE SPECIFIED, SHALL BE VOTED FOR THE ELECTION OF ALL DIRECTORS LISTED IN ITEM 1 AND AGAINST THE SHAREHOLDER PROPOSALS LISTED IN ITEMS 2-5.

Please sign below exactly as your name appears on the label. When signing as attorney, corporate officer or fiduciary, please give full title as such. The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting and Proxy Statement dated April 30, 2001.

Signature(s):

Dated:

, 2001

PLEASE DATE, SIGN AND
RETURN THIS PROXY
PROMPTLY